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THE LOEWEN GROUP INC.
                              (NYSE, TSE, ME: LWN)
                                            NEWS


Investor contact:
Chris Hunter, Director, Investor Relations
The Loewen Group Inc.
Tel: (800) 347-7010

Media Contact:
Dave Laundy, Vice President,
Corporate Communications
Tel: (604) 293-7857

                             FOR IMMEDIATE RELEASE
                             LOEWEN REPORTS 28% NET
                               EARNINGS INCREASE
                        AND RECORD FIRST QUARTER REVENUE


           - EARNINGS PER SHARE OF $0.38 EXCEEDS EXPECTATIONS OF $0.35


                     - CONTINUED IMPROVEMENTS IN OPERATIONS
                       FROM 1997 THIRD AND FOURTH QUARTERS
                ------------------------------------------------

VANCOUVER, BC, May 7, 1998 -- The Loewen Group Inc. (NYSE, TSE, ME: LWN) today reported a 28% increase in net earnings to $30.4 million for the first quarter of 1998 from $23.7 million in the first quarter of 1997. Fully diluted earnings per share were $0.38 for the quarter compared with $0.36 per share a year earlier. Revenues for the quarter increased 13% to a record $310.1 million from $274.7 million in 1997.

The first quarter results reflect a substantial improvement in Loewen's operations from the fourth and third quarters of 1997 when the company reported net earnings per share of $0.28 and $0.15, respectively, after excluding the sale of the company's interest in Arbor Memorial Services Inc. and certain restructuring, strategic initiative, and other charges.

"Our results for the first quarter further demonstrate the company's recovery plan is on track and returning us to disciplined, sustainable, and predictable earnings growth," said Chairman and Chief Executive Officer Ray Loewen. "We have successfully implemented a number of initiatives which have improved our revenue and operating performance, while maintaining service quality."

General and administrative expenses as a percentage of revenue declined from 8.3% in the first quarter of 1997 to 8.0% in 1998, reflecting improved cost management.

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Funeral home revenues were $171.9 million, up from $155.5 million in 1997 and funeral home gross margin, at $72.9 million, increased from $63.5 million in the same quarter last year. Funeral home


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gross margin as a percentage of revenue was 42.4%, up from 40.8% a year ago.

Cemetery revenues were $115.3 million, up from $97.4 million in the first quarter of 1997 and cemetery gross margin was $38.3 million, compared with $33.3 million in the same period a year ago. Cemetery gross margin as a percentage of revenue was 33.3%, a substantial improvement over the third and fourth quarters of 1997 and compared with 34.2% in the first quarter of 1997.

The company's results included a $3.5 million contribution from its equity interests in Rose Hills and Prime Succession, a 30% increase from $2.7 million in the same period of 1997.

"Loewen exceeded the analysts' consensus estimate of $0.35 for the first quarter," said Chief Financial Officer Paul Wagler. "We are pleased with both the strength and quality of these earnings. We are realizing benefits from the restructuring and strategic initiatives announced in the third quarter, 1997 and are also benefiting from tighter control on expenses." Mr. Wagler further noted that, "The company is starting to experience cost reductions from major supplier re-negotiations, all designed to take greater advantage of the company's growing purchasing power."

Since the beginning of the year, the company has closed transactions to acquire 47 funeral homes and 38 cemeteries for $142 million which are expected to generate $54 million of annualized revenue. In addition, the company has in place signed agreements to acquire 43 funeral homes and 39 cemeteries for an estimated total purchase price of $154 million which are expected to generate $61 million of annualized revenue.

Loewen's first international acquisition in the United Kingdom made a positive contribution to earnings during the quarter. The company has two additional signed agreements for acquisitions in Europe and is continuing to pursue further opportunities internationally on a selective basis.

"The strength and character of Loewen's executives, managers and its 16,000 employees cannot be underestimated in the achievement of these results" said Mr. Loewen. "Employees' determination and resolve to support the necessary improvements paint a bright future, as we complete the recovery program and continue Loewen's legacy of disciplined growth and service to families in this very special industry."

The Loewen Group is North America's second largest and fastest growing funeral home and cemetery operator in terms of revenues and assets. The company owns or operates more than 1,100 funeral and 500 cemeteries in the United States, Canada, and the United Kingdom. Over 90% of the company's revenue is derived from the United States.

The Loewen Group's website is located at http://www.loewengroup.com

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Note: Certain of the statements contained in the press release, including, but not limited to, information regarding the future economic performance and financial condition of the company, the plans and objectives of the company's management, and the company's assumptions regarding such


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performance and plans, are forward-looking in nature. Additional information concerning important factors that could cause actual results to differ from the forward-looking information contained in this release is included in the company's publicly-filed quarterly and annual reports.


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